                                                                    EXHIBIT 11.2

                              HUGHES SUPPLY, INC.

        COMPUTATION OF PRO FORMA AS ADJUSTED PRIMARY EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    SIX MONTHS
                                                                                    ENDED JULY
                                                                                     31, 1996
                                                                                    ----------
Pro forma as adjusted net income..................................................   $ 15,605
                                                                                      =======
Weighted average shares outstanding:
  Common stock and equivalents....................................................      8,488
  Shares issued pursuant to PVF acquisition(1)....................................        335
  Shares issued in connection with the Notes Offering(2)..........................        921
                                                                                      -------
Total shares......................................................................      9,744
                                                                                      -------
Pro forma as adjusted primary earnings per share..................................   $   1.60
                                                                                      =======

---------------

(1) Shares issued pursuant to the acquisition of PVF have been included in the computation of common and common equivalent shares as if they were outstanding since January 27, 1996.
(2) Represents number of shares issued in the common stock offering in connection with the Notes offering. Shares are considered outstanding from January 27, 1996.